Exhibit 10.14

Execution Copy

BONUS AGREEMENT

This bonus agreement (this “Agreement”) is entered into as of April 26, 2018 (the “Effective Date”) by and between Eidos Therapeutics, Inc. (the “Company”) and Neil Kumar (the “Executive”). All capitalized terms set forth below and not defined shall have the respective meanings set forth in Section 4 of this Agreement.

WHEREAS, the Company desires to provide the Executive with a bonus upon the occurrence of certain events in order to induce his continued service with the Company and to encourage him to exert his very best efforts toward either the growth of the Company or the completion of a potential change in control of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.    Bonus. In the event that following an Initial Public Offering (or the date on which the Company’s common stock (“Common Stock”) otherwise becomes publicly-traded), either (a) the Company’s market capitalization is, following expiration of any applicable lock-up period for the Common Stock, equal to or greater than one or more of the Valuation Thresholds set forth in the table below for any thirty (30) consecutive trading days or (b) a Change in Control occurs and the Transaction Proceeds equal or exceed one or more of the Valuation Thresholds set forth in the table below, then the Executive shall be entitled to a lump sum cash bonus equal to the applicable Incremental Bonus set forth in the table below (each, a “Bonus”); provided, that the Executive must remain in a continuous service relationship with the Company as its Chief Executive Officer through the date of either the events described in clause 1(a) or 1(b) (either such event, a “Trigger Event”) in order to receive payment of a Bonus under this Agreement.

Valuation Threshold*	Incremental Bonus**
At least $750M	$11.25M
At least $1B	$3.75M
At least $1.25B	$3.75M

*	Only one Bonus may be payable for each Valuation Threshold achieved.

Example 1: Assuming an Initial Public Offering has occurred and the applicable lock-up period has expired, if the Company has a market capitalization of $800M on July 1, 2019 (based on thirty (30) consecutive trading days), then the Executive shall be entitled to a Bonus equal to $11.25M. If the Company has a market capitalization of $1.1B on November 1, 2019 (based on thirty (30) consecutive trading days), then the Executive shall only be entitled to an additional Incremental Bonus equal to $3.75M.

Example 2: Assuming an Initial Public Offering has occurred and the applicable lock-up period has expired, if the Company has a market capitalization of $800M on July 1, 2019 (based on thirty (30) consecutive trading days), then the Executive shall be entitled to a Bonus equal to $11.25M. If the Company has a Change in Control on November 1, 2019 and Transaction Proceeds from such Change in Control equal $1.2B, then the Executive shall only be entitled to an additional Incremental Bonus equal to $3.75M.

**	The Executive may not receive more than $18.75M of Bonus payments, in the aggregate, under this Agreement.

2.    Form and Time of Bonus Payment. The Bonus shall be paid to the Executive in a single lump sum cash payment on, or as soon as reasonably practicable following, the date of a Trigger Event, but in no event more than thirty (30) days following the applicable Trigger Event.

3.    Tax Gross-up.

(a)    In the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive pursuant to the terms of this Agreement, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment or payments (collectively, the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Aggregate Payments, any federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Section 3(a), and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Aggregate Payments.

(b)    Subject to the provisions of Section 3(c) below, all determinations required to be made under this Section 3(b), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within forty-five (45) business days of the applicable Trigger Event, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the date of a Trigger Event, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment, if any, as determined pursuant to this Section 3(b), shall be paid to the relevant tax authorities as withholding taxes on behalf of the Executive at such time or times when each Excise Tax payment is due. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)    If, after a Gross-Up Payment by the Company on behalf of the Executive pursuant to this Section 3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

4.    Definitions.

(a)    “Change in Control” shall have the meaning for such term as set forth in the Eidos Therapeutics, Inc. 2016 Equity Incentive Plan, as amended from time to time.

(b)    “Initial Public Offering” shall mean the consummation of the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of its equity securities, as a result of or following which the stock shall be publicly held.

(c)    “Transaction Proceeds” means an amount equal to the aggregate value of cash and/or property (e.g., securities, notes, etc.) paid or payable to the Company’s stockholders in connection with a Change in Control prior to any payment of a Bonus under this Agreement (all as determined by the Board of Directors of the Company (the “Board”)). In the event that all or part of the consideration paid or payable to the Company’s stockholders in connection with a Change in Control is in the form of securities, the Transaction Proceeds shall be deemed to include the fair market value of such securities, as determined in the sole discretion of the Board and as determined on the same basis on which such securities were valued in the transaction.

5.    Administration. The Board shall have the sole discretionary power to administer and interpret this Agreement and make all decisions and exercise all rights of the Company with respect to this Agreement. The Board shall have final authority to determine, in its sole discretion, the amount of a Bonus to be paid and shall also have the exclusive discretionary authority to make all other determinations including, the determination of relevant facts, regarding the entitlement to a Bonus. All good faith decisions and interpretations by the Board hereunder are final and binding on all parties hereto.

6.    Term. This Agreement shall take effect on the Effective Date and shall terminate upon the earliest of (a) a Change in Control resulting in Transaction Proceeds less than $750M; (b) the date of payment to the Executive of a Bonus pursuant to clause 1(b) of this Agreement; (c) twelve (12) months following the date of payment to the Executive of an aggregate of $18.75M, pursuant to clause 1(a) of this Agreement; (d) the termination of the Executive’s service relationship with the Company as its Chief Executive Officer; and (e) the tenth (10th) anniversary of the Effective Date.

7.    Withholding. Any payment made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

8.    Section 409A. The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Code or are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the Board from time to time in order to comply with Section 409A of the Code and the settlement of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to the Executive if any payments under any provisions of this Agreement are determined to constitute deferred compensation under Section 409A of the Code that are subject to the twenty percent (20%) tax under Section 409A of the Code.

9.    Miscellaneous.

(a)    Amendment. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

(b)    No Contract for Continuing Services. This Agreement shall not be construed as creating any contract for continued services between the Company or any of its subsidiaries and the Executive and nothing herein contained shall give the Executive the right to be retained as an employee or other service provider of the Company or any of its subsidiaries. Nothing in this Agreement shall change the “at will” nature of the Executive’s service to the Company

(c)    No Transfers. The Executive’s rights in an interest under this Agreement may not be assigned or transferred.

(d)    Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(e)    Effect on Other Plans. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies.

(f)    Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will use its reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(g)    Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(h)    Dispute Resolution.

(i)    Except as provided below, any dispute arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be the County of San Francisco.

(ii)    The arbitration shall commence within sixty (60) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party to the arbitration shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocably waives any claim to such damages.

(iii)    Each party to this Agreement covenants and agrees that such party will participate in the arbitration in good faith. This Section 9(h) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

(iv)    Each party to this Agreement (A) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (B) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (C) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each party to this Agreement hereby consents to service of process by registered mail at the address to which notices are to be given. Each party to this Agreement agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of each other party. Final judgment against any party to this Agreement in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

(i)    Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(j)    Counterparts. For the convenience of the parties to this Agreement and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

(k)    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflict of laws of such state.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date first written above.

EIDOS THEREAPEUTICS, INC.

By:	/s/ Eric Aguiar
Name:	Eric Aguiar
Title:	Director

EXECUTIVE:

/s/ Neil Kumar
Neil Kumar

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